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                                                                    Exhibit 10.7


                     FIRST AMENDMENT TO MANAGEMENT AGREEMENT
                     SAN ANTONIO RIVERCENTER MARRIOTT HOTEL


         This Amendment ("Amendment") is effective as of the 23rd day of September, 1996 ("Amendment Date") by MARRIOTT HOTEL PROPERTIES II LIMITED PARTNERSHIP ("Owner"), a Delaware limited partnership, with a mailing address at 10400 Fernwood Road, Bethesda, Maryland 20817 and MARRIOTT HOTEL SERVICES, INC. ("Management Company") a Delaware corporation, with a mailing address at 10400 Fernwood Road, Bethesda, Maryland 20817.

         WHEREAS, Owner, Marriott Hotels, Inc. (renamed Marriott International, Inc.) and Marriott Corporation entered into that certain Management Agreement ("Management Agreement") executed as of March 20, 1989, which was assigned to Management Company by that certain Assignment and Assumption of Agreements of even date herewith, whereby Management Company has agreed to manage Owner's hotel known as the San Antonio Rivercenter Marriott Hotel in San Antonio, Texas ("Hotel");

         WHEREAS, Owner has entered into a Loan Agreement of even date herewith with Nomura Asset Capital Corporation ("NACC") to refinance the Permanent Loan on the Hotel; and

         WHEREAS, the parties desire to modify the Management Agreement in connection with such refinancing.

         NOW, THEREFORE, the parties agree to amend the Management Agreement as follows:

1. The first paragraph of the Management Agreement is amended to replace "MARRIOTT CORPORATION" with "MARRIOTT INTERNATIONAL, INC."

2.       Section 1.01, "Definition of Terms," is amended as follows:

         a.       The following definitions are added:

                  "Cash Management Procedures" shall mean the procedures set
                   --------------------------
                  forth in the exhibit entitled "Cash Management Procedures", which is an exhibit to that certain Modification, Subordination and Non-Disturbance Agreement, Estoppel, Assignment and Consent Among Manager, Owner, and NACC dated as of the Amendment Date.

                  "Computer Lease" shall mean a lease or other agreement under
                   --------------
                  which computer equipment located in the Hotel is leased to Owner or to Manager, as agent for Owner (including the license, if any, of operating software therefor).
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                  "Debt Service Reserve Account" shall have the meaning ascribed
                   ----------------------------
                  to it in the Cash Management Procedures.

                  "Equipment Leases" shall mean all or any FF&E Leases,
                   ----------------
                  Telephone Leases, Computer Leases, TV System Leases and leases of motor vehicles used primarily for transporting Hotel guests.

                  "FF&E Lease" shall mean a lease of any FF&E located in the
                   ----------
                  Hotel other than a TV System Lease, a Telephone Lease, a Computer Lease, or a lease of a motor vehicle used primarily for transporting Hotel guests.

                  "Manager Loans" shall have the meaning ascribed to it in
                   -------------
                  Section 5.10 (which is added to this Management Agreement by this Amendment).

                  "Servicer"  shall have the meaning  ascribed to it in the Cash
                   --------
                  Management Procedures.

                  "Telephone Lease" means any lease of the telephones and/or
                   ---------------
                  other telecommunication systems and equipment located in the Hotel.

                  "TV System Lease" means a lease or other agreement under which
                   ---------------
                  equipment (excluding television sets) for the transmission into Hotel rooms or televised programming is leased or otherwise provided, regardless of whether such lease or other agreement contains a right or option to purchase such equipment.

         b. The definition of "Permanent Loan," is amended in its entirety to read as follows:

                  "Permanent Loan" shall mean the first mortgage indebtedness
                   --------------
                  secured by the Hotel, the New Orleans Marriott Hotel, and the San Ramon Marriott Hotel to be provided to Owner by NACC pursuant to a Loan Agreement dated as of even date herewith, secured by mortgages of even date herewith in an initial amount not to exceed the principal amount of $222,500,000.00.

         c. The definition of "Santa Clara Mortgage Debt" is amended in its entirety to read as follows:

                  "Santa Clara Mortgage Debt" shall mean the first mortgage
                   -------------------------
                  indebtedness secured by the Santa Clara Marriott Hotel to be provided to the Santa Clara Hotel Limited Partnership by NACC pursuant to a Loan Agreement dated as of even date herewith, secured by mortgages of even date herewith in an initial amount not to exceed the principal amount of $43,500,000.00.
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2.       Section 4.01, "Term," is amended as follows:

         a. In the first sentence, "December 31, 2008" is replaced with "December 31, 2018."

         b. In the second sentence, "four (4) successive periods" is replaced with "three (3) successive periods."

3. Section 5.03, "Payment of Incentive Management Fee and Deferred Incentive Management Fee from Operating Profit," paragraph D, is amended to add the following at the end thereof:

                  less the amount of any outstanding Manager Loans, which amount shall be paid to Manager for repayment of such loans out of the amount otherwise being retained by Owner pursuant to this paragraph D.

4. Section 5.04, "Payment of Deferred Incentive Management Fee from Excess Net Sale Proceeds," is amended by inserting the following at the end of the first sentence:

                  ; provided, however, that such amount retained by Owner shall be less the amount of any outstanding Manager Loans, which amount shall be paid by Owner to Manager out of the amount otherwise being retained by Owner pursuant to this sentence.

5. Section 5.08 is amended by inserting "Manager Loans," before "Incentive Management Fees" in the last sentence.

6.       A new Section 5.10 is added as follows:

                           5.10 Manager Loans.
                                -------------

                           Manager shall have the right, but not the obligation,
                  at any time and from time to time, to advance funds reasonably needed for additional Working Capital, or to provide funds to the Servicer for its use in making any payments or funding any reserves, escrows or accounts provided for under the Cash Management Procedures, or to make deposits into the Operating Account for the above purposes. No Manager Loan shall be in an amount which, when added to the outstanding balance of previous such advances, would exceed the sum of (i) the average amount of the Deductions for each Accounting Period during the preceding full thirteen (13) Accounting Periods, and (ii) an amount equal to the Hotel's pro rata share of one Monthly Debt Service Payment then in effect (pro rata share based on the proportion of the Hotel's Qualifying Mortgage Debt to the amount of the Permanent Loan). Any such advances shall be deemed a loan by Manager to Owner in such amount (each, a "Manager Loan"), shall bear interest at one percent (1%) above the Prime Rate, and shall be repayable by Owner out of Operating Profit in the priority set forth

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                  in Section 5.03, and Net Sales Proceeds and Net Refinancing
                  Proceeds in the priority set forth in Section 5.04, and as provided in Section 5.08, or out of other funds available to Owner. Owner shall evidence any such loan by executing a promissory note payable to Manager in the principal amount of each such loan and bearing interest as aforesaid. Each such note shall be payable upon the earlier of (i) ten (10) years from the date of such advance (or as otherwise provided in the Cash Management Procedures), or (ii) the sale of the Hotel; and, during the term of this Agreement, shall be payable out of Operating Profit, and Net Sales Proceeds, and as provided in Section 5.08.

7. Section 7.01, "Working Capital and Inventories," is amended by deleting the third sentence through the end of the provision, and replacing it with the following:

                  Owner shall from time to time after the Amendment Date advance within fifteen (15) days after receipt of Manager's written request any additional funds necessary to maintain Working Capital and Inventories at levels determined by Manager to be necessary to satisfy the needs of the Hotel as its operations may from time to time require. In the event Owner fails to advance additional Working Capital within said fifteen (15) day period, Manager may, in addition to any other rights or remedies available to it at law or in equity: (i) retain the required amounts from any portion of Operating Profit otherwise to be retained by Owner (consistent with the Cash Management Procedures, if applicable), (ii) make a Manager Loan to Owner in accordance with Section 5.10, or (iii) terminate this Agreement upon not less than thirty (30) days written notice to Owner. With the exception of the outstanding balance of all Working Capital advances made as Manager Loans, Working Capital and Inventories advanced by Owner shall remain the property of Owner throughout the term of this Agreement. Upon Termination, Manager shall return to Owner any unused Working Capital and Inventories except for Inventories purchased by Manager pursuant to Section 10.02, and except for the outstanding balance of all Working Capital advances by Manager made as Manager Loans.

8.       Section 8.02, "Repairs and Equipment Reserve," is amended as follows:

         a. Paragraph B is amended by inserting the following immediately before the last sentence:

                           Commencing with Fiscal Year 2003, Manager shall have the right, but not the obligation, to increase the amount it transfers into the Repairs and Equipment Reserve to any amount greater than five percent (5%) but not exceeding six percent (6%) of Gross Revenues for such Fiscal Year and successive Fiscal Years thereafter if, based upon a review of FF&E Replacements requirements for the Hotel, such increase is necessary in Manager's reasonable judgement to fund future FF&E Replacements that

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                           would be necessary to maintain the Hotel as a first-
                           class Marriott full-service hotel.

         b. Paragraph C is amended by inserting the following at the end thereof:

                           Manager, in its reasonable discretion, and subject to the exceptions stated below, shall decide whether to purchase or lease any FF&E Replacements or motor vehicles used in transporting Hotel guests. If Manager enters into any lease of FF&E Replacements or motor vehicles used in transporting Hotel guests, it shall do so on Owner's behalf and as Owner's agent; or, upon Manager's recommendation and request, Owner shall directly enter into such leases. Notwithstanding the foregoing, Manager shall not and shall not require Owner to enter into any lease other than: (i) Telephone Leases, (ii) Computer Leases,
                           (iii) TV System Leases, (iv) FF&E Leases, and (v) leases of motor vehicles used in transporting Hotel guests. With respect to FF&E Leases only, Manager shall be required to obtain Owner's prior written approval before entering into or requesting that Owner enter into any FF&E Lease, if (a) the fair market value of the FF&E with respect to all FF&E Leases relating to the Hotel (including those being entered into) would exceed at any time Nine Hundred Thousand Dollars ($900,000) (as increased each Fiscal Year after Fiscal Year 1996 by the CPI Percentage),
                           (b) the FF&E to be covered by such FF&E Lease is FF&E that is not customarily leased in the hotel industry in the United States, or (c) such FF&E Lease is on payment terms (including the amounts and schedule of payments) that would be materially more favorable to the lessor thereof than payment terms customary in the hotel industry in the United States for similar leases. With respect to TV System Leases only, Manager shall be required to obtain Owner's prior written approval before entering into or requesting the Owner enter into any TV System Lease, if (a) the equipment to be covered by such TV System Lease is not customarily leased in the hotel industry in the United States or (b) such TV System Lease is on payment terms (including the amounts and schedule of payments) that would be materially more favorable to the lessor thereof than payment terms customary in the hotel industry in the United States for similar leases. In cases described in the preceding two sentences, Owner's approval shall not be unreasonably withheld; provided, however, that the failure of any Lender to approve such leasing proposal shall justify Owner in withholding its approval. Payments under the leases described in this paragraph shall be made from the Repairs and Equipment Reserve.

         c. Paragraph E is amended by inserting the following at the end thereof:

                           If Owner agrees to obtain outside financing or provide additional funding as

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                           described in Subsection 2 or 3 above but fails to
                           deposit such funds into the Repairs and Equipment Reserve within sixty (60) days after such agreement, then, in addition to any other remedies to which it is entitled, Manager shall be entitled to (i) notify Owner that it will terminate this Agreement as of a date three (3) months after the date of Manager's notice, or (ii) continue to manage the Hotel without making such alterations, improvements, renewals, or replacements.

9. Section 8.03, "Building Alterations, Improvements, Renewals, and Replacements," paragraph B, is amended by inserting the following at the end thereof:

                  If Owner approves the Building Estimate but fails to deliver funds required by such Building Estimate within sixty (60) days after such approval, then Manager may, at its option and in addition to any other remedies available to it, (i) notify Owner that it will terminate this Agreement as of a date three
                  (3) months after the date of Manager's notice, (ii) use funds from the Repairs and Equipment Reserve to pay for the expenditures in the approved Building Estimate, or (iii) continue to manage the Hotel without making such alterations, improvements, renewals or replacements.

11. Section 19.01, "Restriction on Sale or Lease," is amended by inserting "Manager Loans," before "current Incentive Management Fees" in the last sentence.

12. Section 20.04, "Confidentiality," is amended in its entirety to read as follows:

                           20.04    Confidentiality
                                    ---------------

                           The parties agree that matters set forth in and all
                  information, budgets and reports generated as a result of this Agreement are strictly confidential and each party will make every effort to ensure that the information is not disclosed to any outside person or entities (including the press), other than such parties' lenders, equity holders, bona fide prospective investors or purchasers, and their respective accountants, counsel and other consultants or advisors, and other than the holders of any securities to be issued by Owner or by any lender pursuant to a securitization of the notes evidencing the obligation of Owner (so long as all such information sent to such holders is marked with a confidentiality notice that refers to the provisions of this
                  Section 20.04 and directs such holders to comply with the provisions hereof reasonably acceptable to Manager), without the written consent of the other party except as may be reasonably necessary (i) to obtain licenses, permits and other public approvals necessary for the refurbishment or operation of the Hotel, (ii) in connection with Owner's financing of the Hotel or any sale of the Hotel (subject to the limitations above with respect to a securitization), (iii) in connection with a sale of a controlling interest in Owner, Manager, or Marriott, (iv) in connection with an audit or other investigation conducted pursuant to this Agreement or the Owner's or

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

                  Manager's interest in the Hotel, (v) in connection with a foreclosure sale on Owner's interest in the Hotel, or (vi) as required by any law, rule, regulation or judicial process, or by any regulatory or supervisory authority having jurisdiction over the parties or their Affiliates.

13.      A new Section 20.10 is added as follows:

                           20.10    Offerings
                                    ---------

                           No reference to Manager, Marriott, or to any Marriott
                  Affiliate will be made in any prospectus, private placement memorandum, offering circular or offering documentation related thereto (herein collectively referred to as the "Prospectus"), issued by Owner or one of its affiliates or lenders, which is designed to interest potential investors (debt or equity) in Hotel, or securities secured by the Hotel, unless Manager has previously received a copy of all such references. However, regardless of whether Manager does or does not so receive a copy of all such references, neither Manager, Marriott, nor any Marriott Affiliate will be deemed an issuer or obligor or guarantor in respect of any securities described in the Prospectus, nor will it have any responsibility for the Prospectus, and Owner will not issue or approve any Prospectus that does not so state. Unless Manager agrees in advance, the Prospectus will not include: (i) any proprietary marks of Manager, Marriott, or any Marriott Affiliate; or (ii) except as required by applicable securities laws, the text of this Agreement. Owner shall be entitled, however, to include in the Prospectus an accurate summary of this Agreement. With respect to any offering not registered under any federal or state securities law, if there are no legal requirements pursuant to which such information must be publicly disclosed, appropriate measures shall be taken to ensure that entities or individuals receiving such Prospectus shall acknowledge the confidentiality of such information. Owner shall indemnify, defend and hold Manager, Marriott, and all Marriott Affiliates (and their respective directors, officers, shareholders, employees and agents) harmless from and against all loss, costs, liability and damage (including reasonable attorneys' fees and expenses, and the cost of litigation related thereto) arising out of any Prospectus or the offering described therein for which Owner or any of its affiliates is an issuer or sponsor. Owner shall, prior to distribution of any Prospectus by any of its lenders, use commercially reasonable best efforts to obtain such an indemnification for the benefit of Manager, Marriott, and all Marriott Affiliates from such lender.

14. All other terms of the Management Agreement shall remain in full force and effect.

15. Any term capitalized in this Amendment and not defined herein shall have the meaning given to it in the Management Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed


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

as of the date and year first written above.


WITNESS:                                          OWNER:

                                                  MARRIOTT HOTEL PROPERTIES II
                                                  LIMITED PARTNERSHIP
                                                  ("Owner")

                                                  By: MARRIOTT MHP TWO
                                                      CORPORATION,
                                                      a Delaware corporation,
                                                      General Partner


________________________                              By________________________
                                                           Douglas W. Henry
Name: __________________                                   Vice President


WITNESS:                                          MANAGER:

                                                  MARRIOTT HOTEL SERVICES, INC.
                                                  ("Manager")


________________________                          By____________________________
                                                           James L. Best
Name:___________________                                   Vice President



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